EXHIBIT 5.1
[Letterhead of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]
January 15, 2010
Terra Capital, Inc.
7.75% Senior Notes Due 2019
Form S-4 Registration Statement
Ladies and Gentlemen:
     We have acted as counsel for Terra Capital, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and exchange of up to $600,000,000 aggregate principal amount of new 7.75% Senior Notes due 2019 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 7.75% Senior Notes due 2019, which have certain transfer restrictions (the “Original Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of October 26, 2009 (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture and the form of Exchange Note included therein, (b) the Certificate of Incorporation of the Company, as amended, (c) the By-Laws of the Company, (d) the Certificate of Incorporation of each Guarantor that is a Delaware corporation (each a “Delaware Guarantor”) listed on Annex A hereto; (e) the By-laws of each Delaware Guarantor; (f) resolutions adopted by the Board of Directors of the Company on September 24, 2009, and (g) resolutions adopted by the Board of Directors of each Delaware Guarantor on October 1, 2009.

     Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:
     1. The Exchange Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the form of the Exchange Notes will conform to that included in the Indenture.
     2. The guarantees have been duly authorized by each of the Delaware Guarantors, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered, will constitute the legal, valid and binding obligation of the applicable Delaware Guarantor, enforceable against such Delaware Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
     3. The Indenture has been duly authorized, executed and delivered by the Company and each of the Delaware Guarantors and constitutes a legal, valid and binding obligation of the Company and each of the Delaware Guarantors enforceable against the Company and the Delaware Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
     With respect to the opinions set forth herein, we express no opinion as to any provision of the Indenture, the Exchange Notes or the related guarantees that relates to the waiver of rights to jury trial. We also express no opinion as to (i) the enforceability of the provisions of the Indenture, the Exchange Notes or the related guarantees to the extent such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law as provided for in the Indenture, the Exchange Notes or the related guarantees. We also note that insofar as any provision in the Indenture, the Exchange Notes or the related guarantees provides for indemnification, the enforceability thereof may be limited by public policy considerations.
     We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Iowa, Maryland, Mississippi or Oklahoma.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.
Very truly yours,
/s/ Cravath, Swaine & Moore LLP
Terra Capital, Inc.
     Terra Centre
          600 Fourth Street
               Sioux City, IA 51102-6000

Annex A
Delaware Guarantors
Beaumont Ammonia Inc.
Beaumont Holdings Corporation
BMC Holdings Inc.
Port Neal Corporation
Terra Capital Holdings, Inc.
Terra Environmental Technologies Inc.
Terra Global Holding Company Inc.
Terra International, Inc.
Terra International (Oklahoma) Inc.
Terra Methanol Corporation
Terra Nitrogen Corporation
Terra (U.K.) Holdings Inc.
Terra Mississippi Nitrogen, Inc.
Terra Houston Ammonia, Inc.
Terra Nitrogen GP Holdings Inc.